Filed pursuant to Rule 424(b)(3)

Registration No. 333-189749

PROSPECTUS SUPPLEMENT NO. 2

To Prospectus dated April 14, 2016

120,408,197 SHARES OF COMMON STOCK

 _______________________

This prospectus supplement supplements the prospectus dated April 14, 2016, relating to the offering and resale by the selling stockholders of up to 120,408,197 shares of our common stock. We will not receive any proceeds from the sale of these shares by the selling stockholders.

This prospectus supplement incorporates into our prospectus the information contained in the attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on July 12, 2016.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTCQB under the symbol “ILIU”. On July 11, 2016, the closing sale price of our common stock on the OTCQB was $0.10 per share.

_______________________

AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE

SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

 _______________________

The date of this prospectus supplement is July 12, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	July 11, 2016

Interleukin Genetics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 11, 2016, Interleukin Genetics, Inc. (the “Company”) entered into a PerioPredict® Genetic Risk Test Services Agreement (the “Agreement”) with Alticor Inc. (“Alticor”), which is an affiliate of the Company, as plan sponsor and plan administrator for Amway Employee Health & Welfare (“Amway”), a leading direct selling company. Pursuant to this Agreement, the Company will offer testing and educational services to all participants in the Dental Option of Amway’s Health & Welfare Plan. Under the Agreement, Amway will pay the Company a fixed fee for each PerioPredict test the Company processes for an employee of Amway.  The Agreement has an initial term of 3 years and thereafter automatically renews on an annual basis unless terminated by either party. The Agreement may be terminated by either party (i) immediately upon breach of the confidentiality provisions or if a party violates certain laws, (ii) upon breach or default of performance by the other party if the breach or default is not cured within 15 days or (iii) after July 1, 2017, with 90 days written notice. Implementation of the Agreement is expected to begin in September 2016.

A copy of the Company’s press release, dated July 12, 2016, announcing the Company’s entry into the Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibit.

99.1	Press Release dated July 12, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interleukin Genetics, Inc.
(Registrant)

Date: July 12, 2016	/s/ Stephen DiPalma
Stephen DiPalma
Interim Chief Financial Officer
(Signature)

Exhibit 99.1

Interleukin Genetics To Offer Its Innovative Inflammation Management Program

To Amway Employees

Interleukin Genetics To Provide Integrated Program of Genetic Risk Assessment and

Patient Engagement To Support Better Health

WALTHAM, MA – July 12, 2016 – Interleukin Genetics, Inc. (OTCQB: ILIU), a life sciences company focused on the genetics of chronic inflammation announced today that it has signed an agreement with Amway, a leading direct selling company, to provide Interleukin’s PerioPredict® Genetic Risk Test and Patient Engagement Platform to Amway’s employees as part of an enhanced employee benefits plan. Under terms of the agreement, Interleukin Genetics will make PerioPredict available to Amway’s approximately 5,000 employees in the US. The program is expected to begin in September 2016.

PerioPredict identifies individuals at increased risk for severe periodontitis due to a genetic tendency to over-produce inflammation, so employees can enhance preventive care and better manage chronic inflammation. PerioPredict is supported by an interactive communications platform customized to each individual’s risk profile, behavioral tendencies and personal preferences. The combined program provides genetic insights to enable targeted treatment plans and delivers engaging personalized content tailored to maximize participant engagement. The program is designed to transform the management of an individual’s inflammation and promote wellness.

“We are excited to provide PerioPredict as a covered benefit to our employees,” said Claire Groen, VP Global Compensation & Benefits “Through access to this test and the supporting educational engagement platform, our employees have an option to be more involved in understanding their own individual results, so they may take proactive steps toward disease prevention to enhance their overall health and wellness. We are looking forward to partnering with Interleukin Genetics on this important program at Amway.”

“We are very pleased to announce the implementation of our PerioPredict program with Amway, a global leader and true innovator in the health and wellness industry,” said Mark Carbeau, Chief Executive Officer of Interleukin. “Our relationship with Amway is another demonstration of executing on our strategy to partner with progressive employers who see value to integrating dental and medical science into a more holistic approach to health. We look forward to continuing to expand this important genetic test and engagement platform.”

About PerioPredict

PerioPredict is an innovative, easy-to-use genetic test that identifies individuals with an increased risk for severe and progressive periodontitis, due to a life-long genetic predisposition to over-produce Interleukin-1 (IL-1), a key mediator of inflammation. Such individuals may benefit from enhanced dental care to prevent or treat periodontitis and thereby lower their systemic inflammatory burden. Targeted management of systemic inflammation has been shown to help manage several chronic diseases, including type 2 diabetes and coronary artery disease. The PerioPredict test is made available to employees in covered health plans under the supervision of a licensed dentist or physician, and the results provide important information to dental professionals for assessing prevention and treatment options for their patients. The PerioPredict test is run solely in Interleukin’s CLIA-certified lab in Waltham, MA. For more information, please visit www.PerioPredict.com.

About Interleukin Genetics

Interleukin Genetics, Inc. (OTCQB: ILIU) develops and markets proprietary genetic tests for chronic inflammatory diseases and health-related conditions, with significant expertise in metabolism and inflammation. Our tests provide information that is not otherwise available to empower individuals and their healthcare providers to manage their health and wellness through genetics-based insights and actionable guidance. Interleukin Genetics leverages its research, intellectual property, and genetic panel development expertise in inflammation and metabolism to identify individuals whose risk for certain chronic disease may be increased due to variants in one or more genes, which can enable a more targeted approach to the individual’s healthcare. The company markets its tests through healthcare professionals, partnerships with health and wellness companies, and other distribution channels. Interleukin Genetics’ lead products include its proprietary PerioPredict® genetic test that identifies individuals at risk for severe periodontal disease and a life-long predisposition to overproduce inflammation, and its Inherent Health® line of genetic tests. Interleukin Genetics is headquartered in Waltham, MA and operates an on-site, state-of-the-art DNA testing laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA). For more information, please visit www.ilgenetics.com.

Forward-Looking Statements

Certain statements contained herein are “forward-looking” statements, including, but not limited to, statements regarding the timing of the implementation of the program with Amway and expanding the PerioPredict test and engagement platform. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks and uncertainties described in Interleukin’s annual report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission. Interleukin disclaims any obligation or intention to update these forward-looking statements.

Investor Contact:

Hans Vitzthum

LifeSci Advisors, LLC.

(212) 915-2568

hans@lifesciadvisors.com

Media Contact:

Jennifer Moritz

Zer0 to 5ive for Interleukin Genetics
(917) 748-4006

jmoritz@0to5.com